Exhibit 3.2

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR NONVOTING PREFERRED STOCK
AND
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
OF
PRIVATEBANCORP, INC.

Pursuant to Section 151(g)
of the General Corporation Law of the State of Delaware

PrivateBancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: that the Amended and Restated Certificate of Designations of Series A Junior Nonvoting Preferred Stock of the Corporation (the “Series A Certificate of Designations”), establishing 1,951.037 shares of the Corporation’s Series A Junior Nonvoting Preferred Stock (the “Series A Preferred Stock”), was filed on June 17, 2009 with the Secretary of State of the State of Delaware, and that the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of the Corporation (the “Series B Certificate of Designations”), establishing 243,815 shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), was filed on January 28, 2009 with the Secretary of State of the State of Delaware;
SECOND: that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”):
RESOLVED, no shares of the Series A Preferred Stock are outstanding and no shares of the Series A Preferred Stock will be issued subject to the Series A Certificate of Designations;
RESOLVED, no shares of the Series B Preferred Stock are outstanding and no shares of the Series B Preferred Stock will be issued subject to the Series B Certificate of Designations;

RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Amended and Restated Certificate of Incorporation, as amended, of the Corporation all matters set forth in the Series A Certificate of Designations with respect to the Series A Preferred Stock and all matters set forth in the Series B Certificate of Designations with respect to the Series B Preferred Stock;
THIRD: that in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, upon the filing this Certificate of Elimination, all matters set forth in the Series A Certificate of Designations with respect to the Series A Preferred Stock and all matters set forth in the Series B Certificate of Designations with respect to the Series B Preferred Stock shall be, and hereby are, eliminated from the Amended and Restated Certificate of Incorporation, as amended, of the Corporation.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 6th day of August 2013.

PRIVATEBANCORP, INC.

By: /s/ Larry D. Richman
Name: Larry D. Richman
Title: President and Chief Executive Officer

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